SCHEDULE B Audited consolidated balance sheets of Cylance as of April 30, 2018 and 2017 and the related consolidated statements of operations, consolidated statement of stockholders’ deficit, and consolidated statements of cash flow for the years ended April 30, 2018 and 2017

CYLANCE INC. INDEX TO FINANCIAL STATEMENTS Page Consolidated Financial Statements Report of Independent Auditors......................................................................................................................................... B-2 Consolidated Balance Sheets ....................................................................................................................................................... B-3 Consolidated Statements of Operations ....................................................................................................................................... B-4 Consolidated Statements of Comprehensive Loss ....................................................................................................................... B-5 Consolidated Statements of Stockholders’ Deficit ...................................................................................................................... B-6 Consolidated Statements of Cash Flows ...................................................................................................................................... B-7 Notes to Consolidated Financial Statements ................................................................................................................................ B-8 B-1

Report of Independent Auditors To the Board of Directors of Cylance Inc. We have audited the accompanying consolidated financial statements of Cylance Inc., which comprise the consolidated balance sheets as of April 30, 2018 and 2017, and the related consolidated statements of operations, comprehensive loss, stockholders’ deficit and cash flows for the years then ended, and the related notes to the consolidated financial statements. Management’s Responsibility for the Financial Statements Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error. Auditor’s Responsibility Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cylance Inc. at April 30, 2018 and 2017, and the consolidated results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles. Adoption of Auditing Standards Update No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” As discussed in Note 2 to the consolidated financial statements, the Company changed its method for recognizing revenue and its accounting for incremental costs of obtaining a contract as a result of the adoption of Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers, and ASC 340-40, Contracts with Customers, effective May 1, 2017. Our opinion is not modified with respect to this matter. /s/Ernst & Young LLP Irvine, CA July 10, 2018 B-2

CYLANCE INC.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	April 30, 2017	April 30, 2018
ASSETS		
Current assets:		
Cash and cash equivalents	$ 35,961	$ 8,718
Accounts receivable, less allowance of $17 and $737 in 2017 and 2018, respectively	26,453	41,889
Prepaid expenses & other current assets	9,371	9,118
Deferred contract acquisition costs	5,285	10,469
Total current assets	77,070	70,194
Property and equipment, net	10,658	28,538
Deferred contract acquisition costs, non-current	15,520	25,948
Other non-current assets	717	789
Total assets	$ 103,965	$ 125,469
LIABILITIES AND STOCKHOLDERS' DEFICIT		
Current liabilities:		
Accounts payable	$ 1,578	$ 2,691
Accrued expenses	5,392	12,447
Accrued compensation	12,054	12,416
Deferred revenue	65,484	106,443
Deferred rent and lease incentive obligation	736	1,067
Total current liabilities	85,244	135,064
Credit facility	—	40,249
Deferred revenue, non-current	56,358	75,783
Deferred rent and lease incentive obligation, non-current	1,830	13,193
Other non-current liabilities	138	1,162
Total liabilities	143,570	265,451
Commitments and contingencies (Note 13)		
Stockholders' deficit:		
Series A preferred stock, $0.0001 par value; 33,552,036 shares authorized, issued and outstanding, at April 30, 2017 and 2018, respectively	15,003	15,003
Series B preferred stock, $0.0001 par value; 19,936,959 shares authorized, 19,907,100 shares issued and outstanding, at April 30, 2017 and 2018, respectively	20,002	20,002
Series C preferred stock, $0.0001 par value; 17,441,388 shares authorized, 17,410,608 shares issued and outstanding, at April 30, 2017 and 2018, respectively	42,202	42,202
Series D preferred stock, $0.0001 par value; 13,571,304 shares authorized, 13,496,289 shares issued and outstanding, at April 30, 2017 and 2018, respectively	99,649	99,649
Common stock, $0.0001 par value; 172,500,000 and 172,500,000 shares authorized, 36,705,985 and 41,446,359 shares issued and outstanding, at April 30, 2017 and 2018, respectively	4	4
Additional paid-in capital	12,883	26,843
Accumulated other comprehensive loss	250	237
Accumulated deficit	(229,598)	(343,922)
Total stockholders' deficit	(39,605)	(139,982)
Total liabilities and stockholders' deficit	$ 103,965	$ 125,469

See notes to consolidated financial statements.

B-3

CYLANCE INC. Consolidated Statements of Operations (in thousands) Year Ended April 30, 2017 2018 Revenue: Subscription ........................................................................................................................................ $ 54,153 $ 105,207 Services .............................................................................................................................................. 15,252 28,724 Total revenue ............................................................................................................................ 69,405 133,931 Cost of revenue: Subscription ........................................................................................................................................ 15,333 27,095 Services .............................................................................................................................................. 13,404 20,177 Total cost of revenue ................................................................................................................. 28,737 47,272 Gross profit ...................................................................................................................... 40,668 86,659 Operating expenses: Sales and marketing............................................................................................................................ 107,589 108,529 Research and development ................................................................................................................. 48,793 64,747 General and administrative ................................................................................................................. 24,862 26,343 Total operating expenses .............................................................................................................................. 181,244 199,619 Loss from operations.................................................................................................................................... (140,576) (112,960) Other expense, net .............................................................................................................................. (331) (625) Loss before income taxes ............................................................................................................................. (140,907) (113,585) Provision for income taxes ................................................................................................................. 142 739 Net loss ........................................................................................................................................................ $ (141,049) $ (114,324) See notes to consolidated financial statements. B-4

CYLANCE INC. Consolidated Statements of Comprehensive Loss (in thousands) Year Ended April 30, 2017 2018 Net loss .................................................................................................................................................... $ (141,049) $ (114,324) Foreign currency translation gain (loss) ......................................................................................... (243) 13 Comprehensive loss ................................................................................................................................. $ (141,292) $ (114,311) See notes to consolidated financial statements. B-5

CYLANCE INC.
Consolidated Statements of Stockholders' Deficit
(in thousands)

	Preferred stock		Common stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount				
Balance at April 30, 2016	70,870	$ 77,207	34,114	$ 3	$ 2,906	$ 7	$ (88,549)	$ (8,426)
Issuance of Series D Preferred Stock, net of issuance cost of $313	13,496	99,649	—	—		—	—	99,649
Stock options exercised	—	—	2,592	1	1,039	—	—	1,040
Stock-based compensation	—	—	—	—	7,926	—	—	7,926
Common stock warrant issuance	—	—	—	—	1,012	—	—	1,012
Foreign currency translation gain (loss)	—	—	—	—	—	243	—	243
Net loss	—	—	—	—	—	—	(141,049)	(141,049)
Balance at April 30, 2017	84,366	$ 176,856	36,706	$ 4	$ 12,883	$ 250	$ (229,598)	$ (39,605)
Stock options exercised	—	—	4,740	—	4,533	—	—	4,533
Stock-based compensation	—	—	—	—	8,858	—	—	8,858
Common stock warrant issuance	—	—	—	—	569	—	—	569
Foreign currency translation gain (loss)	—	—	—	—	—	(13)	—	(13)
Net loss	—	—	—	—	—	—	(114,324)	(114,324)
Balance at April 30, 2018	84,366	$ 176,856	41,446	$ 4	$ 26,843	$ 237	$ (343,922)	$ (139,982)

See notes to consolidated financial statements.

B-6

CYLANCE INC.
Consolidated Statements of Cash Flows
(in thousands)

	Year ended April 30,	
	2017	2018
OPERATING ACTIVITIES:		
Net loss	$ (141,049)	$ (114,324)
Adjustments to reconcile net loss to net cash used in operating activities:		
Depreciation and amortization	2,444	5,573
Stock-based compensation	7,926	8,858
Amortization of deferred contract acquisition costs	4,616	10,819
Amortization of debt issuance costs	—	94
Warrant issuance	1,012	569
Change in fair value of warrants	66	71
Loss on disposal of property and equipment	281	—
Changes in operating assets and liabilities:		
Accounts receivable	(10,614)	(15,436)
Prepaid expenses and other current assets	(6,795)	253
Deferred contract acquisition costs	(20,351)	(26,431)
Other non-current assets	(353)	(71)
Accounts payable	(1,213)	167
Accrued expenses	2,507	3,295
Accrued compensation	7,719	361
Deferred revenue	72,229	60,385
Deferred rent and lease incentive obligation	705	2,350
Other non-current liabilities	(464)	1,305
Net cash used in operating activities	(81,334)	(62,162)
INVESTING ACTIVITIES:		
Purchases of property and equipment	(9,023)	(9,755)
Net cash used in investing activities	(9,023)	(9,755)
FINANCING ACTIVITIES:		
Proceeds from credit facility, net of debt issuance costs	—	40,154
Proceeds from Series D Preferred Stock, net of issuance costs	99,649	—
Proceeds from the exercise of employee stock options	1,039	4,533
Net cash provided by financing activities	100,688	44,687
Effect of exchange rate changes on cash and cash equivalents	243	(13)
Net increase (decrease) in cash and cash equivalents	10,574	(27,243)
Cash and cash equivalents at beginning of period	25,387	35,961
Cash and cash equivalents at end of period	$ 35,961	$ 8,718
Supplemental Disclosure of Cash Flow Information		
Cash paid for income taxes	$ 32	$ 341
Cash paid for interest	$ —	$ 801
Supplemental Disclosure of Noncash Investing Activities		
Purchase of capital assets through accounts payable or accrued expenses	$ 42	$ 4,355
Capitalized leasehold improvements paid directly by landlord	$ 663	$ 9,343

See notes to consolidated financial statements.

B-7

CYLANCE INC. Notes to Consolidated Financial Statements Note 1. Organization Organization and Description of Business Cylance Inc. (“we,” “us,” or “our”) provides an artificial intelligence and machine learning-based platform that delivers a “prevention-first” approach to endpoint security. Our next-generation platform consists of CylancePROTECT, our endpoint threat prevention solution that uses machine learning to prevent suspicious behavior and the execution of malicious code on an endpoint, and CylanceOPTICS, our Endpoint Detection and Response (“EDR”) solution that provides both visibility into and prevention of malicious activity on an endpoint. We were founded and incorporated in 2012 in the State of Delaware. Our headquarters is in Irvine, California, and we conduct business worldwide, with international locations in London, England, Paris, France, Cork, Ireland, Tokyo, Japan and Dubai, United Arab Emirates. Note 2. Basis of Presentation and Summary of Significant Accounting Policies Principles of Consolidation The accompanying consolidated financial statements include the accounts of Cylance Inc. and its wholly-owned subsidiaries and have been prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). All intercompany balances and transactions have been eliminated in consolidation. Fiscal Year Our fiscal year ends on April 30. References to fiscal 2017 and fiscal 2018 refer to our fiscal years ended April 30, 2017 and 2018, respectively. Reference to fiscal 2019 refers to our fiscal year ending April 30, 2019. Use of Estimates The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and accompanying notes. Actual results could differ from these estimates. Such estimates include, but are not limited to, the determination of revenue recognition, deferred revenue, deferred contract acquisition costs, the period of benefit generated from our deferred contract acquisition costs, allowance for doubtful accounts, valuation of preferred stock warrants, valuation of common stock awards (including stock options, restricted stock units, restricted stock awards, and warrants), useful lives of property and equipment, loss contingencies related to litigation, and valuation of deferred tax assets. Management bases these estimates and assumptions on historical experience and on various other assumptions that are believed to be reasonable. Actual results could differ significantly from these estimates, and such differences may be material to the consolidated financial statements. Concentration of Risks We generate revenue primarily from two sources: (1) the sale of subscriptions for our software solutions along with customer service and support, and (2) professional services. Our sales team, along with our OEMs, value added distributors and resellers, go-to- market partners, and managed security service providers (collectively “channel partners”), sells our solutions worldwide to organizations of all sizes. Due to the nature of our solutions and the terms and conditions of our contracts with our channel partners, our business would be harmed if we are not able to continue our relationships with them. Our financial instruments that are exposed to concentrations of credit risk consist primarily of cash, cash equivalents, and accounts receivable. Although we deposit our cash with multiple financial institutions, the deposits, at times, may exceed federally insured limits. As of April 30, 2017 and April 30, 2018, we had cash deposits at financial institutions in excess of federally insured limits of $0.25 million. Management does not believe significant credit risk exists with respect to the cash deposited at these financial institutions. Cash equivalents consist of money market funds which are invested through financial institutions in the United States. We grant credit to our customers in the normal course of business. We monitor the financial condition of our customers to reduce credit risk. As of April 30, 2017, two channel partners accounted for 22% and 12% of outstanding accounts receivable. As of April 30, 2018, one channel partner accounted for 15% of outstanding accounts receivable. For fiscal 2017, one channel partner represented 13% of B-8 total revenue. For fiscal 2018, two channel partners represented 14% and 12% of our total revenue. No single end customer represented more than 10% of our total revenue in fiscal 2017 and fiscal 2018.

Revenue Recognition

Effective May 1, 2017, we early adopted Accounting Standards Codification ("ASC") Topic 606, Revenue from Contracts with Customers and related ASC 340-40, Contracts with Customers, ("ASC 606"), using the full retrospective transition method. Under this method, we are presenting the consolidated financial statements as of and for the years ended April 30, 2017 and April 30, 2018 as if ASC 606 had been effective for those periods. The most significant impacts of the standard related to capitalized contract acquisition costs (primarily sales commissions) and the timing of revenue recognition for certain professional services arrangements. For professional services arrangements, under ASC 606 we are required to recognize revenue upon the delivery of services. Previously, under ASC 605, we recognized certain professional services revenue sold together with subscription contracts ratably over the contract term, as we did not have vendor-specific evidence of the fair value of the undelivered services.

Select consolidated balance sheet line items, which reflect the adoption of the new standard, are as follows (in thousands):

	April 30, 2016		
	As Previously Reported	Adjustments	As Adjusted
Stockholders' deficit			
Accumulated deficit	$ (93,405)	$ 4,856	$ (88,549)

	April 30, 2017		
	As Previously Reported	Adjustments	As Adjusted
Assets			
Deferred contract acquisition costs, current	$ —	$ 5,285	$ 5,285
Deferred contract acquisition costs, non-current	—	15,520	15,520
Liabilities			
Deferred revenue	65,872	(388)	65,484
Deferred revenue, non-current	58,479	(2,121)	56,358
Stockholders' deficit			
Accumulated deficit	(252,912)	23,314	(229,598)

Select consolidated statements of operations line items, which reflect the adoption of the new standard, are as follows (in thousands):

	Year Ended April 30, 2017		
	As Previously Reported	Adjustments	As Adjusted
Revenue			
Subscription	$ 53,857	$ 296	$ 54,153
Services	12,825	2,427	15,252
Total revenue	66,682	2,723	69,405
Gross profit	37,945	2,723	40,668
Total operating expenses	196,979	(15,735)	181,244
Loss from operations	(159,034)	18,458	(140,576)
Net loss	(159,507)	18,458	(141,049)

B-9

Select consolidated statements of comprehensive loss line items, which reflect the adoption of the new standard, are as follows (in thousands): Year Ended April 30, 2017 As Previously As Reported Adjustments Adjusted Net Loss ....................................................................................................................... $ (159,507) $ 18,458 $ (141,049) Foreign currency translation adjustment ............................................................ (243) — (243) Comprehensive loss .................................................................................................... $ (159,750) $ 18,458 $ (141,292) Select consolidated statements of cash flows line items, which reflect the adoption of the new standard are as follows (in thousands): Year Ended April 30, 2017 As Previously As Reported Adjustments Adjusted Cash flows from operating activities Net loss ............................................................................................................... $ (159,507) $ 18,458 $ (141,049) Adjustments to reconcile net loss to net cash used in operating activities ......... Amortization of deferred contract acquisition costs ........................................... — 4,616 4,616 Changes in operating assets and liabilities Deferred contract acquisition costs .................................................................... — (20,351) (20,351) Deferred revenue ................................................................................................ 74,952 (2,723) 72,229 The core principle of ASC 606 is to recognize revenue to depict the transfer of services or products to customers in an amount that reflects the consideration we expect to be entitled to in exchange for those services or products. We apply the following five steps to recognize revenue: • Identification of the contract, or contracts, with the customer We consider the terms and conditions of the contract and our customary business practice in identifying our contracts under ASC 606. We determine we have a contract with a customer when the contract is approved, we can identify each party’s rights regarding the services and products to be transferred, we can identify the payment terms for the services and products, we have determined that the customer has the ability and intent to pay, and the contract has commercial substance. At contract inception, we evaluate whether two or more contracts should be combined and accounted for as a single contract and whether the combined contract or single contract includes more than one performance obligation. We apply judgment in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s payment history or, in the case of a new customer, credit and financial information pertaining to the customer. • Identification of the performance obligation in the contract Performance obligations promised in a contract are identified based on the services or products that will be transferred to the customer that are both i) capable of being distinct, whereby the customer can benefit from the service or product either on its own or together with other resources that are readily available from third parties or from us, and ii) distinct in the context of the contract, whereby the transfer of the services or products is separately identifiable from other promises in the contract. To the extent a contract includes multiple promised services or products, we apply judgment to determine whether promised services or products are capable of being distinct and distinct in the context of the contract. If these criteria are not met, the promised services or products are accounted for as a combined performance obligation. • Determination of the transaction price The transaction price is determined based on the consideration to which we expect to be entitled in exchange for transferring services and products to the customer. Variable consideration is included in the transaction price if, in our judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. None of our contracts contain a significant financing component. B-10

• Allocation of the transaction price to the performance obligations in the contract If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price. • Recognition of revenue when, or as, we satisfy a performance obligation We recognize revenue when control of the services or products are transferred to the customer, in an amount that reflects the consideration we expect to be entitled to in exchange for those services or products. We generate sales directly through our sales team and through our channel partners. Sales to channel partners are made at a discount and revenue is recorded at this discounted price once all revenue recognition criteria are met. Channel partners generally receive an order from an end customer prior to placing an order with us. Payment from channel partners is not contingent on the partner’s success in sales to end customers. In the event that we offer rebates, joint marketing funds, or other incentive programs to a partner, recorded revenue is reduced by these amounts. Subscription Revenue Subscription revenue is derived from subscription-based enterprise licenses (and on a limited basis, perpetual licenses) with contract terms typically ranging from one to three years and consists of 1) access to our cloud-based platform, 2) licenses for agents which are downloaded onto the customers’ endpoint devices, and 3) customer support, and critical software updates and bug-fixes on a when-and-if-available basis. We have identified that the software from the agent license is a combined performance obligation with the cloud-based platform and software updates on a when-and-if-available basis, as the software updates are critical to the customer’s ability to derive benefit from the software due to the nature of the technology. A time-elapsed method is used to measure progress because we transfer control evenly over the contractual period. Accordingly, the transaction price related to subscription revenue is generally recognized on a straight-line basis over the contract term beginning on the date access is provided, as long as other revenue recognition criteria have been met. Our contracts are non-cancelable over the contract term. Services Revenue We generate revenue from the sale of professional services related to training, configuration, and optimization of the customer’s security environment, which are generally purchased together with our subscriptions, and incident response and containment services, which are generally purchased on a standalone basis. Revenue from professional services is recognized as the services are provided to the customer. Contracts with Multiple Performance Obligations Many of our contracts with customers contain multiple performance obligations that are distinct and accounted for separately. The transaction price allocated to subscription services and professional services is determined by considering factors such as historical pricing practices, geographic sales region, transaction volume, and contractual term. Variable Consideration Revenue from sales is recorded at the net sales price, which is the transaction price, and includes estimates of variable consideration. The amount of variable consideration that is included in the transaction price is included in the net sales price only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue will not occur when the uncertainty is resolved. If our services do not meet certain service level commitments, customers are entitled to receive service credits, and in certain cases, refunds, each representing a form of variable consideration. We have historically not experienced any significant incidents affecting the defined levels of reliability and performance as required by our subscription contracts. Accordingly, the amount of any estimated refunds related to these agreements in the consolidated financial statements is not material during the periods presented. We derive our revenue primarily from: (1) subscriptions and (2) services, which include professional service and training revenue provided to customers related to their use of our platform. B-11

The following table presents our revenue disaggregation (in thousands):

	Year Ended April 30, 2017	Year Ended April 30, 2018
Revenue:		
Subscription	$ 54,153	$ 105,207
Services	15,252	28,724
Total revenue	$ 69,405	$ 133,931

Contract Balances

Account Receivable and Allowance

Trade accounts receivable are recorded at the billable amount where we have the unconditional right to bill, net of allowances for doubtful accounts. The allowance for doubtful accounts is based on our assessment of the collectability of accounts. Management regularly reviews the adequacy of the allowance for doubtful accounts by considering the age of each outstanding invoice, each customer's expected ability to pay and collection history, when applicable, to determine whether a specific allowance is appropriate. Accounts receivable deemed uncollectible are charged against the allowance for doubtful accounts when identified.

Deferred Revenue

Deferred revenue consists of amounts that have been invoiced and for which we have the right to bill, but that have not been recognized as revenue because the related goods or services have not been transferred. Deferred revenue that will be realized during the succeeding 12-month period is recorded as current, and the remaining deferred revenue is recorded as non-current.

In instances where the timing of revenue recognition differs from the timing of invoicing, we have determined that these contracts generally do not include a significant financing component. The primary purpose of our invoicing terms is to provide customers with simplified and predictable ways of purchasing subscriptions and services, not to receive financing from customers or to provide customers with financing. Examples include invoicing at the beginning of a subscription term with revenue recognized ratably over the contract period.

Deferred Contract Acquisition Costs

We have applied the practical expedient to calculate contract acquisition costs based on a portfolio of contracts with similar characteristics instead of a contract by contract analysis.

We capitalize sales commissions and associated payroll taxes paid to internal sales personnel that are incremental to the acquisition of customer contracts. These costs are recorded as deferred contract acquisition costs in the consolidated balance sheets. We determine whether costs should be deferred based on our sales compensation plans, and if the commissions are incremental and would not have occurred absent the customer contract. Sales commissions for renewal of a subscription contract are not considered commensurate with the commissions paid for the acquisition of the initial subscription contract given the substantive difference in commission rate between new and renewal contracts. Commissions paid upon the initial acquisition of a contract are amortized over an estimated period of benefit of five years, while commissions paid related to renewal contracts are amortized over the contractual renewal period.

Amortization of the deferred contract acquisition costs is recognized based on the expected future revenue streams under the customer contracts. Amortization of deferred contract acquisition costs is included in sales and marketing expense in the accompanying consolidated statements of operations. We determine the period of benefit for commissions paid for the acquisition of the initial subscription contract by taking into consideration our initial estimated customer life and the technological life of our software and related significant features. We classify deferred contract acquisition costs as current or long-term based on the timing of when we expect to recognize the expense. We periodically review these deferred contract acquisition costs to determine whether events or changes in circumstances have occurred that could impact the period of benefit of these deferred contract acquisition costs. There were no impairment losses recorded during the periods presented.

As of April 30, 2017 and April 30, 2018, the amount of current deferred contract acquisition costs was $5.3 million and $10.5 million, respectively. The non-current portion of deferred contract acquisition costs as of April 30, 2017 and April 30, 2018 was $15.5 million and $25.9 million, respectively.

B-12

The following table represents a rollforward of our deferred contract acquisition costs (in thousands): April 30, 2017 2018 Beginning balance ..................................................................................................................................... $ 5,070 $ 20,805 Additions to deferred contract acquisition costs ......................................................................................... 20,351 26,431 Amortization of deferred contract acquisition costs ................................................................................... (4,616) (10,819) Ending balance .......................................................................................................................................... $ 20,805 $ 36,417 Deferred contract acquisition costs, current ................................................................................................ 5,285 10,469 Deferred contract acquisition costs, non-current......................................................................................... 15,520 25,948 Total ........................................................................................................................................................... $ 20,805 $ 36,417 Cost of Revenue Our total cost of revenue consists of the cost of subscription revenue and the cost of services revenue. Cost of Subscription Revenue Cost of subscription revenue consists of hosting costs associated with our software solutions, personnel-related costs for our platform operations and customer support personnel, including salaries, benefits, bonuses, payroll taxes, stock-based compensation, and allocated overhead costs. Cost of Services Revenue Cost of services revenue consists of personnel-related costs for our professional services team, including salaries, benefits, bonuses, payroll taxes, stock-based compensation, travel expenses, and allocated overhead costs. We recognize the costs of providing services when we incur them. Sales and Marketing Sales and marketing expense consists of personnel-related costs for our sales and marketing teams, including salaries, benefits, commissions, bonuses, payroll taxes, stock-based compensation, and other related costs. Additional expenses include costs of marketing activities and promotional events, travel, and allocated overhead costs. We capitalize commission costs that are incremental and directly related to the acquisition of customer agreements. Commissions are earned by our sales force and generally paid in full upon the receipt of customer orders, including new, add-on, renewal, and professional services orders. Commission costs associated with sales of software subscriptions are capitalized when earned and are amortized as an expense over the associated period of benefit. Advertising Expenses Advertising expenses are charged to sales and marketing expense in the consolidated statements of operations as incurred. Advertising expense was $15.8 million and $6.6 million for fiscal 2017 and 2018, respectively. Research and Development Research and development expense includes efforts to develop new solutions, improve features and functionality, and enhance the performance, reliability, and scalability of our existing solutions, and we employ software engineers and data scientists in the design, development, testing, certification, and support of these solutions. Our research and development expenses consist of personnel-related costs, including salaries, benefits, bonuses, payroll taxes, stock-based compensation, and allocated overhead costs, as well as software and other technology used by our engineers. Capitalization of Software Development Costs Costs incurred to develop software to be licensed or sold to customers are expensed prior to the establishment of technological feasibility of the software and are capitalized thereafter until commercial release of the software. We have not historically capitalized software development costs as the establishment of technological feasibility typically occurs shortly before the commercial release of our software solutions. As such, all software development costs related to software for license or sale to customers are expensed as incurred and included within research and development expense in the consolidated statements of operations. B-13

We capitalize certain costs related to the development of software for internal use. Qualifying costs incurred to develop internal- use software are capitalized when (1) the preliminary project stage is completed, (2) we have authorized further funding for the completion of the project, and (3) it is probable that the project will be completed and performed as intended. These capitalized costs include external direct costs of services consumed in developing the software. Capitalization of these costs ceases once the project is substantially complete and the software is ready for its intended purpose. Capitalized internal-use software development costs are amortized using the straight-line method over an estimated useful life of three years and were not material for the periods presented. Capitalized internal-use software, net of accumulated amortization, is presented in property and equipment, net in the consolidated balance sheets. General and Administrative General and administrative expense consists of personnel-related costs for our administrative, legal, human resources, finance and accounting personnel, including salaries, benefits, bonuses, payroll taxes, stock-based compensation, and other related costs, as well as professional services for external legal, financial, and other consulting services. Foreign Currency The functional currency of our foreign subsidiaries is their respective local currencies. Accordingly, monetary assets and liabilities of our foreign subsidiaries are re-measured into U.S. dollars at the exchange rates in effect at the reporting date, non-monetary assets and liabilities are re-measured at historical rates, and expenses are re-measured at average exchange rates in effect during each reporting period. Foreign currency transaction gains and losses are recorded in other expense, net in the consolidated statements of operations. We recognized re-measurement losses of $0.3 million and $0.5 million for fiscal 2017 and 2018, respectively. Cash and Cash Equivalents We consider all highly liquid investments purchased with an original maturity of three months or less from the date of purchase to be cash equivalents. Cash and cash equivalents consist of cash in banks and highly liquid investments in checking accounts, and in money market funds, including overnight investments. We had cash and cash equivalents of $36.0 million and $8.7 million as of April 30, 2017 and April 30, 2018, respectively. The carrying amount of our cash equivalents approximates fair value, due to the short maturities of these instruments. Fair Value of Financial Instruments The carrying value of our financial instruments, including cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximates fair value due to their short-term nature. Leases We lease our facilities under operating lease agreements and recognize related rent expense on a straight-line basis over the term of the lease. Some of our lease agreements contain rent holidays, scheduled rent increases, lease incentives, and renewal options. Rent holidays and scheduled rent increases are included in the determination of rent expense to be recorded over the lease term. Lease incentives are recognized as a reduction of rent expense on a straight-line basis over the term of the lease. Renewals are not assumed in the determination of the lease term unless they are deemed to be reasonably assured at the inception of the lease. We begin recognizing rent expense on the date that we obtain the legal right to use, and gain control of, the leased space. As part of our lease agreement at our Irvine headquarters, we obtained $9.3 million in leasehold improvement incentives from the landlord in fiscal 2018. These incentives are reflected as leasehold improvement assets in property and equipment, net, and a corresponding liability in both current and non-current deferred rent and lease incentive obligations on the accompanying consolidated balance sheet as of April 30, 2018. Because such incentives were paid directly to third parties by our landlord, these incentives are recorded as a noncash investing activity in the consolidated statements of cash flows. Property and Equipment, Net Property and equipment, net is stated at historical cost net of accumulated depreciation. Property and equipment, excluding leasehold improvements, are depreciated using the straight-line method over the estimated useful lives of the respective assets, generally ranging from two to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the respective assets or the lease term. Expenditures for maintenance and repairs are expensed as incurred and significant improvements and betterments that substantially enhance the life of an asset are capitalized. B-14

Impairment of Long-Lived Assets We review our long-lived assets, comprised primarily of our property and equipment, for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. We measure the recoverability of these assets by comparing the carrying amounts to the future undiscounted cash flows these assets are expected to generate. If the total of the future undiscounted cash flows is less than the carrying amount of an asset, we record an impairment charge for the amount by which the carrying amount of the asset exceeds the fair value. There were no impairment losses of long-lived assets recorded during the periods presented. Debt Issuance Costs Amounts paid to lenders and the fair value of warrants issued to lenders in connection with the establishment of existing debt agreements are applied as a discount on the debt and amortized, as a component of interest expense, over the life of the loan using a straight-line method, which approximates the effective interest method. The amortization of this interest expense is reflected as a non- cash operating activity in the consolidated statements of cash flows. These costs are reflected as a direct reduction of the carrying amount of the credit facility in the consolidated balance sheets. Preferred Stock Warrant Liability We classify warrants to purchase shares of our preferred stock as a liability and include them in other non-current liabilities on our consolidated balance sheets as these warrants are free-standing financial instruments that may require us to transfer assets upon exercise (see Note 8). The warrants were initially recorded at their fair values on date of issuance, and they are subsequently remeasured to fair value at each balance sheet date. Changes in the fair values of the warrants are recognized as other expense, net in the consolidated statements of operations, and as a non-cash operating activity in the consolidated statements of cash flows. We will continue to adjust the warrant liability for changes in fair value until the earlier of the exercise of the warrants or the expiration of the warrants. We use the Black-Scholes option-pricing model, which incorporates assumptions and estimates, to value the preferred stock warrants. We assess these assumptions and estimates on a quarterly basis as additional information impacting the assumptions is obtained. Estimates and assumptions impacting the fair value measurement of each warrant include the remaining contractual term of the warrant, risk-free interest rate, expected dividend yield and expected volatility of the price of the underlying preferred stock. We determine the fair value per share of the underlying preferred stock by taking into consideration the most recent third-party valuations and additional factors that are deemed relevant. We are a private company and lack company-specific historical and implied volatility information of our stock. Therefore, we estimate our expected stock volatility based on the historical volatility of publicly traded peer companies for a term equal to the remaining contractual term of each warrant. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining contractual term of each warrant. Expected dividend yield is determined based on the fact that we have never paid cash dividends and do not expect to pay any cash dividends in the foreseeable future. Common Stock Warrants The warrants to purchase common stock represent rights to a fixed number of shares and are considered to be indexed to our common stock because their values are based upon the value of the underlying shares. As such, the warrants are classified within the consolidated statements of stockholders’ deficit under the relevant accounting guidance. Stock-Based Compensation We measure stock options and other stock-based awards granted to employees and directors based on the fair value on the date of the grant and recognize the corresponding compensation expense of those awards, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the award. Generally, we issue stock awards with only service-based vesting conditions and record the expense for these awards using the straight-line method. We measure stock-based awards granted to non-employee consultants based on the fair value of the award on the date at which the related service is completed. Compensation expense is recognized over the period during which services are rendered by such non- employee consultants until completed. At the end of each financial reporting period prior to completion of the service, we remeasure the fair value of these awards using the then-current fair value of the underlying common stock and updated assumption inputs in the Black-Scholes option-pricing model. We estimate the fair value of each stock-based award using the Black-Scholes option-pricing model, which uses as inputs the fair value of our common stock and assumptions we make for the volatility of our common stock, the expected term of our stock-based B-15 awards, the risk-free interest rate for a period that approximates the expected term of our stock-based awards and our expected dividend yield. These assumptions and estimates are as follows: • Fair Value of Common Stock. Because our common stock is not yet publicly traded, we must estimate the fair value of common stock, as discussed in Common Stock Valuations below. • Expected Term. The expected term represents the period that our stock-based awards are expected to be outstanding. The expected term assumptions were determined based on the vesting terms, exercise terms and contractual lives of the stock- based awards. The expected term was estimated using the simplified method allowed under SEC guidance. • Volatility. Since we do not have a trading history of our common stock, the expected volatility is determined based on the historical stock volatilities of our comparable companies. Comparable companies consist of public companies in our industry, which are similar in size, stage of life cycle, and financial leverage. We intend to continue to apply this process using the same or similar public companies until a sufficient amount of historical information regarding the volatility of our own share price becomes available, or unless circumstances change such that the identified companies are no longer similar to us, in which case, more suitable companies whose share prices are publicly available would be used in the calculation. • Risk-Free Interest Rate. We base the risk-free interest rate used in the Black-Scholes option pricing model on the implied yield available on U.S. Treasury zero-coupon issues with a remaining term equivalent to that of the options for each expected term. • Dividend Yield. The expected dividend assumption is based on our current expectations about our anticipated dividend policy. As we have no history of paying any dividends, we used an expected dividend yield of zero. We estimate the fair value of each restricted stock award or restricted stock unit award based on the difference between the purchase price per share of the award, if any, and the fair value per share of our common stock on the date of grant. During fiscal 2017 and fiscal 2018, we recognized stock-based compensation expense, net of estimated forfeitures. We used historical data to estimate pre-vesting forfeitures and recorded stock-based compensation expense only for those grants that were expected to vest. For the fiscal year ending April 30, 2017 we early adopted Accounting Standard Update No. 2016-09, Compensation— Stock Compensation: Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”), which simplifies several aspects of the accounting for employee share-based payment transactions. In accordance with ASU 2016-09, we have chosen to continue to recognize stock compensation expense net of estimated forfeitures. In addition, as a result of the new guidance, we recognize excess tax benefits resulting from the difference between the deduction for tax purposes and the compensation costs recognized for financial reporting in the current accounting period. We adopted the change in accounting method using the modified retrospective method. We also elected to retrospectively apply the change in presentation of excess tax benefits recognized on stock-based compensation expense in our consolidated statements of cash flows from financing activities to operating activities. The cumulative effect of adopting the new accounting guidance was not material. Common Stock Valuations As there has been no public market for our common stock to date, the estimated fair value of our common stock has been determined by our board of directors as of the date of each option grant, with input from management, considering as one of the factors our most recently available third-party valuations of common stock which were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. In addition, our board of directors’ assessment considered additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant, including: • the prices, rights, preferences and privileges of our convertible preferred stock relative to those of our common stock; • our business, financial condition and results of operations, including related industry trends affecting our operations; • the likelihood of achieving a liquidity event, such as an initial public offering or a merger or acquisition of our business given prevailing market conditions; • the lack of marketability of our common stock; • our financial position, including cash on hand, and our historical and forecasted performance and operating results; • our stage of development; • the illiquidity of stock-based awards involving securities in a private company; B-16

• secondary stock transactions; • the market performance of comparable publicly traded technology companies; and • the U.S. and global economic and capital market conditions and outlook. The assumptions underlying these valuations represent management’s best estimates, which involve inherent uncertainties and the application of management judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our stock-based compensation expense could be materially different. Our common stock valuations were prepared using either a probability-weighted expected return method (“PWERM”), or an Option Pricing Method (“OPM”), each of which used a market approach to estimate our enterprise value. Under the PWERM methodology, the fair value of common stock is estimated based upon an analysis of future values for the company, assuming various outcomes. The future value of each class of stock, including common, under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for each class of stock. The OPM values common stock by creating a series of call options with exercise prices based on the liquidation preference and conversion points of the preferred stock. The value of the common stock can then be inferred by analyzing these options and allocating the full equity value to the common stock. Comprehensive Loss Comprehensive loss consists of other comprehensive loss and net loss. Other comprehensive loss refers to revenue, expenses, gains, and losses that are recorded as an element of stockholders’ deficit but are excluded from the net loss. We recorded a $0.2 million loss and a $13 thousand gain in fiscal year 2017 and 2018, respectively, associated with foreign currency translation adjustments resulting from translation of our foreign currency balances to the U.S. Dollar. This activity is reflected in the accompanying consolidated statements of comprehensive loss. Income Taxes We record a provision for income taxes using the asset and liability method. Under this method, we recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, as well as for loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. We recognize the deferred income tax effects of a change in tax rates in the period of the enactment. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance to amounts that are more likely than not to be realized. We recognize tax benefits from uncertain tax positions only if we believe that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. We make adjustments to these reserves in accordance with the income tax accounting guidance when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different from the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made, and could have a material impact on our financial condition and operating results. Legal Contingencies We may be subject to legal proceedings and litigation arising from time to time. We record a liability when we believe that it is both probable that a loss has been incurred and the amount can be reasonably estimated. We expect to periodically evaluate developments in our legal matters that could affect the amount of liability that we accrue, if any, and adjust, as appropriate. Until the final resolution of any such matter for which we may be required to record a liability, there may be a loss exposure in excess of the liability recorded and such amount could be significant. We expense legal fees as incurred. Warranties and Indemnification We generally provide a limited warranty that our platform is free of defects under normal use and will perform substantially in accordance with the subscription agreement. Additionally, our contracts generally include limited indemnification of customers and partners against certain claims and capped liabilities in accordance with the terms of the subscription agreement. Costs and liabilities incurred as a result of warranties and indemnification obligations were not material during the periods presented. B-17

Recently Issued Accounting Pronouncements In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASC 606, which supersedes existing revenue recognition guidance under U.S. GAAP. We have early adopted ASC 606 as of May 1, 2017, as further described earlier in Note 2. In January 2015, the FASB issued ASU No. 2015-01, Income Statement—Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items. This standard simplifies income statement presentation by eliminating the concept of extraordinary items. It is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. We adopted this standard as of May 1, 2016, noting no impact to our consolidated financial statements. In April 2015, the FASB issued ASU No. 2015-05, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s accounting for Fees Paid in a Cloud Computing Arrangement. This standard provides guidance to customers about whether a cloud computing arrangement includes software. If the arrangement includes a software license, the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If the arrangement does not include a software license, the customer should account for the arrangement as a service contract. For public business entities, it is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. We adopted this standard as of May 1, 2016, noting no impact on our consolidated financial statements. In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statements of operations. The new standard is effective for our fiscal year ending April 30, 2020. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. We are currently evaluating the effect this new accounting standard may have on our consolidated financial statements. In March 2016, the FASB issued ASU 2016-09, Compensation – Stock Compensation (Topic 718)—Improvements to Employee Share-Based Payment Accounting. The new guidance outlines provisions intended to simplify various aspects related to accounting for share-based payments and their presentation in the consolidated financial statements. We early-adopted this new guidance effective for our fiscal year ended April 30, 2017 as noted earlier in Note 2. Prior to adoption, excess tax benefits resulting from the difference between the deduction for tax purposes and the compensation costs recognized for financial reporting were not recognized until the deduction reduced taxes payable. As a result of the new guidance, we now recognize excess tax benefits in the current accounting period. We adopted the change in accounting method using the modified retrospective method. We also elected to retrospectively apply the change in presentation of excess tax benefits recognized on stock-based compensation expense in our consolidated statements of cash flows from financing activities to operating activities. The cumulative effect of adopting the new accounting guidance was not material. In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This standard amends guidance on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities to require that credit losses on available-for-sale debt securities be presented as an allowance rather than as a write-down. The measurement of credit losses for newly recognized financial assets and subsequent changes in the allowance for credit losses are recorded in the statements of operations. For public business entities, it is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. We are currently evaluating the potential impact of this standard on our consolidated financial statements. In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments (Topic 230) (“ASU 2016-15”). ASU 2016-15 is intended to add or clarify guidance on the classification of certain cash receipts and payments in the statement of cash flows and to eliminate the diversity in practice related to such classifications. The guidance in ASU 2016-15 is required for annual reporting periods beginning after December 15, 2017, with early adoption permitted. We will adopt ASU 2016-15 during the first quarter of fiscal 2019, and its adoption is not expected to have a material impact on our consolidated financial statements. In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows: Restricted Cash (Topic 230) (“ASU 2016- 18”), which requires that restricted cash and restricted cash equivalents be included as components of total cash and cash equivalents as presented on the statement of cash flows. This guidance is effective for fiscal years beginning after December 15, 2017, with early adoption permitted. We adopted this standard as of May 1, 2016, noting no impact to our consolidated financial statements. In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. This standard reduces the complexity associated with an B-18 issuer’s accounting for certain financial instruments with characteristics of liabilities and equity. Specifically, the FASB determined that a down round feature would no longer cause a freestanding equity-linked financial instrument (or an embedded conversion option) to be accounted for as a derivative liability at fair value with changes in fair value recognized in current earnings. For public business entities, it is effective for fiscal years beginning after December 15, 2018, and interim periods therein. Early adoption is permitted. We are currently evaluating the potential impact of this standard on our consolidated financial statements. In February 2018, the FASB issued ASU 2018-02, Income Statement—Reporting Comprehensive Income (“ASU 2018-02”), which provides for the reclassification of the effect of remeasuring deferred tax balances related to items within accumulated other comprehensive income to retained earnings resulting from the Tax Cuts and Jobs Act (the “Tax Act”). The guidance is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period. Early adoption is permitted. We are currently evaluating the impact that the adoption of ASU 2018-02 will have on our consolidated financial statements. Note 3. Fair Value Measurements Fair value is defined as the exchange price that would be received from sale of an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. We measure our financial assets and liabilities at fair value at each reporting period using a fair value hierarchy which requires us to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Three levels of inputs may be used to measure fair value: • Level I—Observable inputs are unadjusted quoted prices in active markets for identical assets or liabilities; • Level II—Observable inputs are quoted prices for similar assets and liabilities in active markets or inputs other than quoted prices that are observable for the assets or liabilities, either directly or indirectly through market corroboration, for substantially the full term of the financial instruments; and • Level III—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. These inputs are based on our own assumptions used to measure assets and liabilities at fair value and require significant management judgment or estimation. We classify cash equivalents, which are comprised of highly liquid money market funds, within Level I of the fair value hierarchy because they are valued based on quoted market prices in active markets. The following table summarizes, for liabilities measured at fair value, the respective fair value and the classification by level of input within the fair value hierarchy (in thousands): Year Ended April 30, 2017 Quoted Significant Significant Prices in Active Other Unobservable Markets Observable Inputs Inputs Total (Level 1) (Level 2) (Level 3) Liability stock warrants............................................................ $ 139 $ — $ — $ 139 Year Ended April 30, 2018 Quoted Significant Significant Prices in Active Other Unobservable Markets Observable Inputs Inputs Total (Level 1) (Level 2) (Level 3) Liability stock warrants............................................................ $ 210 $ — $ — $ 210 Level 3 financial liabilities consist of preferred stock warrants for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate. Liability preferred stock warrants are included in other non-current liabilities in the accompanying consolidated balance sheets. We use the Black-Scholes option valuation model to value Level 3 financial liabilities at inception and on subsequent valuation dates. This model incorporates transaction details, such as our stock price, contractual terms, maturity, risk free rates, as well as volatility. B-19

The following table sets forth a summary of the changes in the fair value of our Level 3 financial liabilities for the years ended April 30 (in thousands): Fair Value Measurement at Reporting Date Using Significant Unobservable Inputs (Level 3) Balance at April 30, 2016 .................................................................................................................................... $ 73 Changes in fair value of preferred stock warrants ...................................................................................... 66 Balance at April 30, 2017 .................................................................................................................................... 139 Changes in fair value of preferred stock warrants ...................................................................................... 71 Balance at April 30, 2018 .................................................................................................................................... $ 210 B-20

Note 4. Property and Equipment, Net

Property and equipment, net consists of the following (in thousands):

	April 30,	
	2017	2018
Furniture, fixtures, and equipment	$ 2,705	$ 4,446
Computer hardware and software	5,950	11,599
Leasehold improvements	5,255	19,123
	13,910	35,168
Less: accumulated depreciation and amortization	(3,252)	(6,630)
Property and equipment, net	$ 10,658	$ 28,538

Leasehold improvements at April 30, 2018 reflect the addition of the lease incentives associated with our Irvine headquarters as discussed in Note 2. Depreciation and amortization expense was $2.4 million and $5.6 million for fiscal 2017 and fiscal 2018, respectively.

Note 5. Debt

Credit Facilities

In January 2016, we entered into a loan and security agreement with City National Bank for an aggregate $15.0 million, consisting of up to $10.0 million in borrowings under a line of credit and up to $5.0 million in term loan advances. The facility was for a two-year term, with interest due monthly and principal due upon maturity. Borrowings under the facility bore interest at prime plus 0.75%, and were collateralized by substantially all of our assets, except for intellectual property. Under this agreement, we were subject to certain reporting and financial covenants. We did not draw on this facility in fiscal 2017 or 2018. This facility was terminated in September 2017.

In September 2017, we entered into a $67.5 million facility with Silicon Valley Bank (the "SVB Facility"), for a line of credit and term loan of $37.5 million and $30.0 million, respectively. The SVB Facility has a three-year term. Of the term loan, $7.5 million was funded at the closing date of the facility, with the remaining available for draw subject to certain performance conditions. The line of credit bears interest at a rate of prime plus 0% per annum, payable monthly with prime equaling the rate of interest per annum published from time to time in the Wall Street Journal. The term loan bears interest at a rate of prime plus 5.5% per annum, payable monthly. Both the line of credit and term loan mature in September 2020 and can be repaid without penalty upon a qualified initial public offering (as defined in the SVB Facility). The SVB Facility contains certain covenants, most notably a trailing six-month minimum bookings covenant. Together with the adjustments to the covenants as noted in Note 14, we are in compliance with this and all other covenants under this facility through April 30, 2018.

In conjunction with the SVB Facility, we issued fully vested warrants to purchase up to 41,088 shares of our common stock associated with the line of credit, and warrants to purchase up to 289,262 shares of our common stock associated with the term loan, of which 126,552 were fully vested and the remaining shares underlying the warrant will vest pro-rata based on advances of the term loan. None of the remaining 162,710 shares underlying the warrant vested as of April 30, 2018. These warrants were valued at $0.3 million and recorded in equity, with an offsetting increase in deferred financing costs. We also incurred $0.3 million in fees associated with the SVB Facility, which, along with the $0.3 million in warrants, is recorded as an offset to the gross amount of borrowings on the accompanying consolidated balance sheet, and which is amortized to interest expense ratably over the term of the loan. See Note 8 for further information on warrants.

At April 30, 2018, we had $33.2 million outstanding under the SVB line of credit and $7.5 million outstanding under the SVB term loan, both of which are included in the accompanying consolidated balance sheets at April 30, 2018, net of offering costs. Related interest expense was $1.0 million in fiscal 2018.

Note 6. Convertible Preferred Stock

In June 2016, we entered into an agreement to sell convertible preferred stock to investors, whereby 13,496,289 shares of our Series D convertible preferred stock ("Series D") with a par value of $0.0001 were issued for gross proceeds of approximately $100.0 million. In aggregate, $0.3 million in stock issuance costs were incurred for this placement.

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As of April 30, 2017 and April 30, 2018, our convertible preferred stock consisted of the following (in thousands, except share and per share data):

	Shares Authorized	Issued and Outstanding	Carrying Value	Liquidation Preference	Issue Price Per Share
Series A	33,552,036	33,552,036	$ 15,003	$ 15,000	$ 0.4471
Series B	19,936,959	19,907,100	20,002	20,000	$ 1.0047
Series C	17,441,388	17,410,608	42,202	42,450	$ 2.4382
Series D	13,571,304	13,496,289	99,649	100,000	$ 7.4094
Total	84,501,687	84,366,033	$ 176,856	$ 177,450	

The holders of Series A convertible preferred stock ("Series A"), Series B convertible preferred stock ("Series B"), Series C convertible preferred stock ("Series C") and Series D have various rights, preferences and privileges as follows:

Redemption

The convertible preferred stock is not redeemable.

Dividends

The holders of outstanding shares of Series A, Series B, Series C, and Series D, in preference and prior to the holders of common stock, are entitled to receive dividends on a pari passu basis, when and if declared by the board of directors, at a rate per annum of $0.04 per share, $0.08 per share, $0.20 per share and $0.59 per share, respectively. The right to receive dividends on shares of preferred stock is not cumulative.

After the payment or setting aside for payment of the aforementioned dividends, any additional dividends declared or paid shall be declared or paid pro rata and on a pari passu basis among the holders of the convertible preferred stock and common stock then outstanding in proportion to the greatest whole number of shares of common stock which would be held by each such holder if all shares of convertible preferred stock were converted at the then-effective applicable conversion price.

No dividends on convertible preferred stock or common stock have been declared by the board of directors since our inception.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of Series A, Series B, Series C, and Series D are entitled to receive, on a pari passu basis, before any payment shall be made to the holders of common stock, an amount per share equal to the greater of: (i) the original issue price, plus any accrued but unpaid dividends, as well as any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of convertible preferred stock been converted into common stock immediately prior to such liquidation, dissolution, or winding up of the Company.

If upon any such liquidation, dissolution, or winding up of the Company the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of convertible preferred stock the full amount to which they are entitled, the holders of convertible preferred stock shall share ratably on a pari passu basis in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Any liquidation, dissolution, or winding up of the Company must be approved by the board of directors and a majority of the outstanding shares of voting stock, including at least 65% of the outstanding shares of convertible preferred stock voting together as a single class on an as converted to common stock basis.

Conversion

Each share of convertible preferred stock is convertible, at the option of the holder, into such number of fully paid and non-assessable shares of common stock as is determined by dividing the applicable original issue price for each series of convertible preferred stock by the applicable conversion price for each series of convertible preferred stock in effect at the time of conversion. As of April 30, 2017 and April 30, 2018, the conversion price was $0.4471 for each share of Series A, $1.0047 for each share of Series B, $2.4382 for each share of Series C, and $7.4094 for each share of Series D.

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Conversion Price Adjustments

The conversion price per share of each series of convertible preferred stock will be reduced (pursuant to a specified adjustment formula) if the Company issues or is deemed to issue any additional shares of common stock without consideration or for consideration per share less than the conversion price for that series in effect immediately prior to such issuance.

Voting Rights

The holders of convertible preferred stock, voting as a single class, are entitled to elect four directors. The holders of common stock, voting as a single class, are entitled to elect one director. The remaining directors of the Company are elected by the holders of convertible preferred stock and common stock, voting together as a single class on an as converted to common stock basis.

Automatic Conversion

Each share of Series A, Series B, Series C, and Series D will be automatically converted into common stock at the then effective conversion rate upon either: (A) the closing of the sale of our shares of common stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $150 million of gross proceeds, net of underwriting discount and commissions, or (B) upon the approval of the holders of (i) at least 60% of the then outstanding shares of Series D, and (ii) at least 65% of the then outstanding shares of convertible preferred stock voting together as a single class.

Note 7. Common Stock

As of April 30, 2017 and April 30, 2018, the number of shares of common stock authorized was 172,500,000 shares, and the number of shares of common stock issued and outstanding was 36,705,985 shares and 41,446,359 shares, respectively. Our common stock is not redeemable and common stockholders are entitled to one vote for each share of common stock held.

Note 8. Preferred Stock Warrants and Common Stock Warrants

As of each balance sheet date, warrants outstanding consisted of the following:

	Year Ended April 30, 2018				
Issuance Date	**Underlying Security**	**Exercise Price**	**Number of Shares Issuable Upon Exercise**	**Warrant Contractual Term**	**Classification**
October 14, 2014	Series B	$ 1.00467	29,859	10-13 years	Liability
September 25, 2015	Common Stock	0.00003	450,000	10 years	Equity
November 29, 2015	Common Stock	1.05333	300,000	10 years	Equity
January 28, 2016	Series C	2.43817	30,780	10 years	Liability
September 15, 2017	Common Stock	3.38000	330,350	10 years	Equity

The preferred stock warrants classified as liabilities were recorded at fair value on the date of issuance, which was estimated using the Black-Scholes option-pricing model and subsequently remeasured at each reporting date. For the years ended April 30, 2017 and April 30, 2018, we recorded losses of $66 thousand and $71 thousand, respectively, to reflect the change in fair value of these preferred stock warrants. As of April 30, 2017 and April 30, 2018, no preferred stock warrants had been exercised.

The common stock warrants classified as equity were recorded at their fair values on the date of issuance, which was estimated using the Black-Scholes option-pricing model. As of April 30, 2017 and April 30, 2018, no common stock warrants had been exercised.

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Inputs used in the Black-Scholes option-pricing model to estimate the fair value of our common stock, Series B preferred stock and Series C warrant liabilities include unobservable inputs and assumptions, such as expected volatility, expected term, and the value of the underlying common or preferred stock. The following tables summarize our valuation assumptions used in determining the fair value of the common and preferred stock warrants as of April 30, 2017 and April 30, 2018:

	Year Ended April 30, 2017		
	Series B Preferred	Series C Preferred	Common Stock
Risk-free interest rate	2.29%	2.29%	1.7% - 2.6%
Expected term (in years)	7.44	8.74	8.4 - 9.5
Expected volatility	36.61%	38.55%	37.66% - 39.21%
Expected dividend yield	0.0%	0.0%	0.0%

	Year Ended April 30, 2018		
	Series B Preferred	Series C Preferred	Common Stock
Risk-free interest rate	2.95%	2.95%	2.2% - 2.3%
Expected term (in years)	6.44	7.74	7.9 - 10
Expected volatility	44.50%	44.50%	36.15% - 38.23%
Expected dividend yield	0.0%	0.0%	0.0%

Note 9. Stock-Based Compensation

2012 Stock Plan

The Cylance Inc. 2012 Stock Plan, as amended and restated (the "2012 Plan"), provides for the board of directors to grant stock options and restricted stock units to our eligible employees, directors and consultants. The exercise prices, vesting, and other restrictions are determined at the discretion of the board of directors, except that the exercise price per share of stock options may not be less than 100% of the fair market value of our common stock on the date of grant and the term of stock options may not be greater than ten years. Stock options granted under the 2012 Plan are exercisable for periods not to exceed ten years and generally vest over four years with 25% vesting on the one-year anniversary of the vesting start date and the remainder vesting monthly thereafter in equal installments.

As of April 30, 2018, the total number of shares that could be issued under the 2012 Plan was 53,068,061 shares, of which 6,113,358 shares were available for future grants.

Stock options that are forfeited or cancelled become available for future grant or sale under the 2012 Plan unless the 2012 Plan is terminated.

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Stock Options

A summary of our stock option activity and related information is as follows:

	Outstanding Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of April 30, 2016	26,625,192	$ 0.65	8.83	$ 38,942
Granted	16,397,260	3.05		
Exercised	(2,592,148)	0.37		8,009
Forfeited	(4,717,493)	1.70		
Outstanding as of April 30, 2017	35,712,811	1.63	8.51	65,209
Granted	4,382,700	4.06		
Exercised	(4,740,475)	1.22		15,951
Forfeited	(4,745,971)	2.32		
Outstanding as of April 30, 2018	30,609,065	1.94	7.64	80,825
Vested and expected to vest as of April 30, 2018	28,274,508	1.84	7.54	77,440
Exercisable as of April 30, 2018	17,242,977	1.31	6.96	56,401

The weighted-average grant-date fair value of options granted during fiscal 2017 and fiscal 2018 was $1.44 and $1.66 per share, respectively. The intrinsic value of the options exercised, which represents the difference between the fair market value of our common stock on the date of exercise and the exercise price of each option, was $8.0 million and $16.0 million for fiscal 2017 and fiscal 2018, respectively. Stock option activity related to non-employee consultants for fiscal 2017 and fiscal 2018 was not material.

We estimate the fair value of employee stock options using the Black-Scholes option pricing model with the following assumptions.

	Year Ended April 30,	
	2017	2018
Risk-free interest rate	1.28% - 2.28%	1.81% - 2.84%
Expected term (in years)	5.31 - 6.07	5.30 - 6.08
Expected volatility	41.68% - 44.75%	37.73% - 40.76%
Expected dividend yield	0.0%	0.0%

Restricted Stock Awards

In 2012 and 2013, we granted 964,324 restricted stock awards ("RSAs") to certain early employees and 75,000 RSAs to non-employee service providers, which were granted at the current fair value of the common stock. The RSAs were subject to a four-year vesting period, with 25% vesting on the one-year anniversary of the vesting start date and the remainder vesting monthly thereafter in equal installments.

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The following table summarizes our RSA activity for the years ended April 30, 2017 and April 30, 2018: Weighted-Average Number of Grant Date Awards Fair Value Nonvested restricted stock awards as of April 30, 2016 .................................................................. 151,438 $ 2.11 Granted ................................................................................................................................... — Vested ..................................................................................................................................... (151,438) 2.75 Forfeited ................................................................................................................................. — Nonvested restricted stock awards as of April 30, 2017 .................................................................. — — Granted ................................................................................................................................... — Vested ..................................................................................................................................... — — Forfeited ................................................................................................................................. — Nonvested restricted stock awards as of April 30, 2018 .................................................................. — — Restricted Stock Units During fiscal 2018, we granted 1,007,029 restricted common stock units (“RSUs”) with vesting based on the satisfaction of both a service-based requirement and a liquidity event requirement, defined as a change in control or the effective date of a registration statement filed under the Securities Act for the sale of our common stock. The weighted average grant-date fair value of the awards was $4.00 per unit, which equaled the fair value of our common stock on the date of grant. We will begin recognizing the fair value of the awards upon the later of the service or liquidity vesting requirement. As of April 30, 2018 all RSUs were unvested. Early Exercise of Employee Options and Notes Receivable The 2012 Plan allows for the early exercise of stock options for certain individuals as determined by the board of directors. During fiscal 2018 we entered into a note receivable agreement with one of our officers in connection with the early exercise of 438,921 stock options. Total proceeds from the issuance of common stock was $1.5 million, comprised of the note receivable of $1.3 million and cash of $0.2 million. The note bears interest at a rate of 1.29% per annum and is due in August 2020, subject to acceleration upon the occurrence of certain events. The note receivable is secured by all stock owned or acquired by the borrower during the term of the note and by the borrower’s personal assets, and has been treated as an off-balance sheet non-recourse note until the note is settled. Refer to Note 12 for additional information. Stock-based Compensation Expense The following table presents stock-based compensation expense related to stock options and RSAs included in the statements of operations for the periods presented (in thousands): Year Ended April 30, 2017 2018 Cost of subscription revenue ............................................................................................................................ $ 39 $ 141 Cost of services revenue .................................................................................................................................. 427 522 Sales and marketing ......................................................................................................................................... 3,392 3,184 Research and development .............................................................................................................................. 1,731 2,735 General and administrative .............................................................................................................................. 2,337 2,276 Total stock-based compensation expense ............................................................................................... $ 7,926 $ 8,858 As of April 30, 2018, total unrecognized stock-based compensation related to unvested stock options for fiscal 2017 and fiscal 2018 was $20.8 million and $18.5 million, respectively, which is expected to be recognized over a weighted-average period of 1.25 years and 1.10 years, respectively. B-26

Note 10. Income Taxes United States and foreign income (loss) before income taxes were as follows (in thousands): Year Ended April 30, 2017 2018 United States ......................................................................................................................................... $ (141,408) $ (115,163) Foreign .................................................................................................................................................. 501 1,578 Total ............................................................................................................................................ $ (140,907) $ (113,585) The components of income tax expense were as follows (in thousands): Year Ended April 30, 2017 2018 Current: Federal .................................................................................................................................................... $ — $ — State ........................................................................................................................................................ 29 26 Foreign taxes .......................................................................................................................................... 113 921 Total current .................................................................................................................................. $ 142 $ 947 Deferred: Federal .................................................................................................................................................... $ 46,106 $ 6,551 State ........................................................................................................................................................ 8,468 (3,889) Foreign taxes .......................................................................................................................................... — (208) Valuation allowance ............................................................................................................................... (54,574) (2,662) Total deferred ................................................................................................................................ — (208) Total provision .............................................................................................................................. $ 142 $ 739 B-27

The effective income tax rate differs from the statutory tax rate as follows:

	Year Ended April 30,	
	2017	2018
Federal income tax statutory rate	35.0%	30.4%
Increase (decrease) resulting from:		
State income taxes, net of federal benefit	3.9	2.4
Change in federal statutory rate	—	(34.1)
Permanent items	(1.0)	(2.3)
Valuation allowance	(38.7)	2.3
Other	0.7	0.6
Effective income tax rate	(0.1)%	(0.7)%

On December 22, 2017, the Tax Act was signed into law, reducing the federal corporate income tax rate from 35% to 21% effective January 1, 2018. Because our fiscal year ends on April 30, the pro-rated statutory tax rate is 30.4% for fiscal 2018. Accordingly, we recorded a $38.7 million charge as a component of income tax expense primarily related to the revaluation of net deferred tax assets. This charge is completely offset by our change in valuation allowance, and therefore, the net impact to income tax expense is zero.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred taxes were as follows (in thousands):

	Year Ended April 30,	
	2017	2018
Deferred tax assets:		
Net operating loss carryforwards	$ 87,756	$ 80,430
Tax credit carryforwards	2,815	4,207
Deferred revenue	7,866	11,544
Compensation related accruals	2,954	2,095
Deferred rent	546	1,515
Property and equipment	132	25
Other	49	358
Total deferred tax assets	102,118	100,174
Deferred tax liabilities:		
Deferred contract acquisition costs	(8,499)	(9,367)
Deferred state taxes	(5,027)	(3,833)
Internal-use software	—	(438)
Lease incentive obligation	(76)	(292)
Other	—	(182)
Total deferred tax liabilities	(13,602)	(14,112)
Valuation allowance	(88,516)	(85,854)
Net deferred tax assets (liabilities), net	$ —	$ 208

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Generally, the ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which those temporary differences become deductible. Based on all the relevant factors, a valuation allowance of $85.9 million has been established against deferred tax assets as of April 30, 2018, as management determined that it is more likely than not that sufficient taxable income will not be generated to realize these temporary differences.

As of April 30, 2018, we had gross federal net operating losses of $309.1 million and apportioned state net operating losses of $226.5 million, which begin to expire in the tax year ending April 30, 2033. In addition, we have federal research and development tax credit carry-forwards of $4.8 million, which will begin to expire in the tax year ending April 30, 2033. We also have state research and development tax credit carry-forwards of $3.7 million, which will carry forward indefinitely. Under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an "ownership change," generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period, the corporation's ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes (such as research tax credits) to offset its post-change income may be limited. We have reviewed the

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impact of the section 382 rules on our federal and state net operating loss and tax credit carryforwards. Based on the analysis performed to date, we do not anticipate that any potential section 382 limitation would negatively impact our ability to utilize any net operating losses or tax credit carryforwards before expiration. We recognize and measure uncertain tax positions using a two-step approach. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely of being realized upon ultimate settlement. We consider many factors when evaluating and estimating tax positions and tax benefits, which may require periodic adjustments. As of April 30, 2018, we have $4.2 million in liabilities for unrecognized tax benefits related to research and development tax credits. A reconciliation of the beginning and ending amount of unrecognized tax benefits is outlined below (in thousands): Year Ended April 30, 2017 2018 Unrecognized tax benefits at beginning of year ............................................................................................... $ 1,401 $ 2,946 Gross increases for tax positions of prior years ...................................................................................... — — Gross decreases for tax positions of prior years ..................................................................................... — (184) Gross increases for tax positions of current year .................................................................................... 1,545 1,414 Settlements ............................................................................................................................................. — — Lapse of statute of limitations ................................................................................................................ — — Unrecognized tax benefits at end of year ......................................................................................................... $ 2,946 $ 4,176 We are currently evaluating our research and development tax credit position and we are uncertain about when such amounts will be determined. We believe it is reasonably possible that a decrease in unrecognized tax benefits related to the research and development tax credit may be necessary within the coming year. The impact of this expected decrease in unrecognized tax benefits will be offset with a corresponding increase in the valuation allowance, with no net impact to income tax expense. We are subject to U.S. federal, state, local, and international income tax, and in the normal course of business, our income tax returns are subject to examination by the relevant taxing authorities. All tax years remain open as a result of the net operating losses. We do not expect our unrecognized tax benefits to change significantly over the next twelve months due to the valuation allowance against the federal and state deferred tax assets. The Tax Cuts and Jobs Act On December 22, 2017, the President of the United States signed and enacted comprehensive tax legislation into law, commonly referred to as the Tax Act. Except for certain provisions, the Tax Act is effective for tax years beginning on or after January 1, 2018. For a fiscal year U.S. taxpayer with an April 30 fiscal year end, the majority of the new provisions, such as creating new taxes on certain foreign sourced income and introducing new limitations on certain business deductions, will not apply until fiscal 2019. For fiscal 2018, the most significant impacts include: lowering of the U.S. federal corporate income tax rate, remeasuring certain net deferred tax assets and liabilities, and requiring the transition tax on the deemed repatriation of certain foreign earnings. For the fiscal year ended April 30, 2018, we recorded a $38.7 million charge as a component of income tax expense primarily related to the revaluation of net deferred tax assets. This charge is completely offset by our change in valuation allowance, and therefore, the net impact to income tax expense is zero. On December 22, 2017, the SEC issued guidance under Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (“SAB 118”) allowing taxpayers to record a reasonable estimate of the impact of the Tax Act when it does not have the necessary information available, prepared or analyzed (including computations) in reasonable detail to complete its accounting for the change in tax law. In accordance with SAB 118, the estimated income tax charge of $38.7 million represents our best estimate based on interpretation of the Tax Act. As a result, the actual impact on the net deferred tax asset may vary from the estimated amount due to uncertainties in our preliminary review. We previously considered the earnings in our non-U.S. subsidiaries to be indefinitely reinvested and accordingly, recorded no deferred income taxes. We are currently analyzing our global working capital and cash requirements and the potential tax liabilities attributable to a repatriation, including calculating any excess of the amount for financial reporting over the tax basis in our foreign subsidiaries. We have not yet determined whether we plan to change our prior assertion and repatriate earnings. Accordingly, we have not recorded any deferred taxes attributable to our investments in foreign subsidiaries. To the extent that we change our prior assertion, we will record the tax effects of any change in our prior assertion in the period that we complete our analysis and are able to make a B-29 reasonable estimate and disclose any unrecognized deferred tax liability for temporary differences related to our foreign investments, if practicable. Note 11. 401(k) Plan We have a defined contribution retirement plan and trust (the “401(k) Plan”) covering all employees over the age of 18 with a minimum of two months of continuous service. Annual Company matching contributions to the 401(k) Plan are equal to a uniform percentage of an employee’s salary deferral. Each year, we determine the amount of the discretionary percentage. We contracted with a third-party provider to act as a custodian and trustee of our 401(k) Plan. For fiscal 2017 and fiscal 2018, we contributed $0.2 million and $0.6 million, respectively, to the 401(k) Plan. Our eligible employees may contribute up to 100% of pretax annual compensation not to exceed the limits of the Internal Revenue Code. Note 12. Related Party Transactions Stockholder Note Receivable In August 2017, we entered into a note receivable agreement with one of our officers in connection with the early exercise of 438,921 stock options. Total proceeds from the issuance of common stock was $1.5 million, comprised of the note receivable of $1.3 million and cash of $0.2 million. The note bears interest at a rate of 1.29% per annum and is due in August 2020, subject to acceleration upon the occurrence of certain events. The note receivable is secured by all stock owned or acquired by the borrower during the term of the note and by the borrower’s personal assets, and has been treated as an off-balance sheet non-recourse note until the note is settled. In July 2018, our board of directors approved the forgiveness of the note in full, effective immediately prior to the initial public filing of a registration statement with the SEC (the “effective time”), subject to revocation by the board prior to the effective time. Under the terms of the forgiveness of the loan, the officer agreed (1) to pay all Company withholdings and taxes due upon the forgiveness of the loan, and (2) to reimburse us for 50% of the amount of the loan if he resigns (other than for good reason, as defined in his employment agreement) or is terminated by us for cause (as defined in his employment agreement) prior to the first anniversary of the effective time, and will reimburse us for 25% of the amount of the loan if he resigns (other than for good reason) or is terminated by us for cause prior to the second anniversary of the effective time. To the extent that we consummate a change in control (as defined in his employment agreement) after the effective time and prior to his termination of employment, or if the officer’s termination is due to his death or disability, the officer or his estate, as applicable, will no longer be subject to the reimbursement terms set forth above. All other terms of the loan remain in effect until the effective time. Sales to Investors For fiscal 2017 and fiscal 2018, certain investors or their affiliates purchased subscriptions and services from us in the amount of $0.3 million and $1.1 million, respectively. Revenue recognized related to these purchases and prior purchases from these customers for fiscal 2017 and fiscal 2018 was $1.3 million and $1.5 million, respectively. All billings were paid in full as of April 30, 2017 and April 30, 2018. Debt Transaction In May 2018, we entered into a loan and security agreement with lenders affiliated with certain of our stockholders. Refer to Note 14 for further discussion. Note 13. Commitments and Contingencies Operating Leases We lease our office space under various operating lease agreements expiring at various dates through 2028. Certain of these lease agreements have escalating rent payments. We recognize rent expense under such agreements on a straight-line basis over the lease term, and the difference between the rent paid and the straight-line rent is recorded as deferred rent, which is included in deferred rent and lease incentive obligation (current portion) and other non-current liabilities (non-current portion) in the consolidated balance sheets. Where we have received lease incentives, we account for these incentive assets as an increase to property and equipment, net with a corresponding liability recorded in deferred rent and lease incentive obligation (current portion) and other non-current liabilities (non- current portion) in the consolidated balance sheets. The incentive assets are depreciated over the expected lease term, and the lease incentive liability is amortized on a straight-line basis as an offset to rent expense. B-30

In January 2018, we entered into a sublease agreement to rent office space in Irvine, California to a tenant beginning in May 2018 with expected future sublease income of $2.3 million over a term of fifty-one months. During fiscal 2017 and fiscal 2018, rent expense, net of sublease rental income, was $1.8 million and $6.0 million, respectively. Our obligation for lease payments as of April 30, 2018 is as follows (in thousands): Operating Leases 2019 .................................................................................................................................................................................... $ 6,194 2020 .................................................................................................................................................................................... 7,931 2021 .................................................................................................................................................................................... 8,195 2022 .................................................................................................................................................................................... 8,293 2023 .................................................................................................................................................................................... 8,094 Thereafter ............................................................................................................................................................................ 39,417 Total future minimum lease obligations ............................................................................................................................. $ 78,124 Non-cancelable Purchase Obligations In the normal course of business, we enter into non-cancelable purchase commitments with various parties to purchase products and services such as technology equipment, office renovations, corporate events and consulting services. As of April 30, 2017 and April 30, 2018, we had outstanding non-cancelable purchase obligations with a term of 12 months or longer of $4.1 million and $10.7 million, respectively. Legal Matters From time to time, and in the ordinary course of business, we have been, and will likely continue to be, subject to various claims, charges, and litigation. As of April 30, 2018, we did not have any pending claims, charges or litigation that we expect would have a material adverse effect on our consolidated financial position, results of operations or cash flows. Note 14. Subsequent Events (Unaudited) Subsequent events have been evaluated through July 10, 2018, the date the financial statements were available to be issued. Blackstone Credit Facility In May 2018, we entered into a loan and security agreement with BTO Cylance Holdings—NQ LP, an affiliate of BTO Cylance Holdings LP (“BTO”), as lead lender, and Mendocino Capital, LLC, an affiliate of ClearSky Power & Technology Fund I LLC (“ClearSky”), as a lender, for a term loan of $65.0 million with a maximum term of three years, bearing cash interest of 4% payable quarterly, and bearing paid-in-kind (PIK) interest of 9% payable at maturity (the “Blackstone Facility”). Each of BTO and ClearSky is a holder of more than 5% of our outstanding capital stock. Under the terms of the Blackstone Facility, we are required to repay all amounts outstanding thereunder upon the occurrence of certain events, including within 10 days following the completion of a Qualified Offering (as defined in the Blackstone Facility). If the Blackstone Facility is repaid prior to maturity, we must pay a penalty equal to either (i) 25% of the principal amount of the loan, less the aggregate amount of cash and PIK interest and other fees paid or accrued through such repayment date, or (ii) if repaid pursuant to a Qualified Offering (as defined in the Blackstone Facility) that is completed prior to January 2019, 18.5% of the principal amount of the loan, less the aggregate amount of cash and PIK interest and other fees paid or accrued through such repayment date. In conjunction with the Blackstone Facility, we issued to the lenders fully vested warrants to purchase up to 495,535 shares of common stock at an exercise price of $0.01 per share with an estimated fair value of approximately $2.5 million. We incurred $1.3 million in offering costs associated with this facility. The Blackstone Facility contains both financial and non-financial covenants. In conjunction with the Blackstone Facility, we amended the SVB Facility (see Note 5) to draw an additional $12.5 million under the term loan and reduce the maximum borrowings under that facility to $55.0 million, without the prior approval of BTO Cylance Holdings – NQ LP. In connection with this additional draw, the 162,710 unvested shares issuable under the warrants issued under the SVB Facility became fully vested, which had an estimated fair value of approximately $0.5 million. In addition, certain financial covenants under the SVB Facility were adjusted. Collectively, the maximum aggregate borrowing under the Blackstone Facility and SVB Facility is $120 million. B-31